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                                                                       Exhibit A

                                UAM FUNDS, INC.
                        McKee U.S. Government Portfolio
                      Plan of Liquidation and Dissolution

This Plan of Liquidation and Dissolution ("Plan") concerns the McKee U.S. Government Portfolio (the "Portfolio"), a series of UAM Funds, Inc. (the "Fund"), which is a corporation organized and existing under the laws of the State of Maryland. The Fund is registered as an open-end management investment company registered under the Investment Company Act of 1940, as amended ("Act"). The Portfolio began operations on March 2, 1995. The Plan is intended to accomplish the complete liquidation and dissolution of the Portfolio in conformity with all provisions of Maryland law and the Fund's Articles of Incorporation.

WHEREAS, the Fund's Board of Directors, on behalf of the Portfolio, has determined that it is in the best interests of the Portfolio and its stockholders to liquidate and dissolve the Portfolio; and

WHEREAS, at a meeting of the Board of Directors on December 14, 2000, it considered and adopted this Plan as the method of liquidating and dissolving the Portfolio and directed that this Plan be submitted to Stockholders of the Portfolio for approval.

NOW THEREFORE, the liquidation and dissolution of the Portfolio shall be carried out in the manner hereinafter set forth:

1.   Effective Date of Plan.  The Plan shall be and become effective only upon
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the adoption and approval of the Plan, at a meeting of stockholders called for the purpose of voting upon the Plan, by the affirmative vote of the holders of a majority of the outstanding voting securities of the Portfolio. The day of such adoption and approval by stockholders is hereinafter called the "Effective Date."

2.   Dissolution.   As promptly as practicable, consistent with the provisions
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of the Plan, the Portfolio shall be dissolved in accordance with the laws of the
State of Maryland and the Fund's Articles of Incorporation ("Dissolution").

3.   Cessation of Business.   After the Effective Date of the Plan, the
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Portfolio shall cease its business and shall not engage in any business activities except for the purposes of winding up its business and affairs, marshalling and preserving the value of its assets and distributing its assets to stockholders in accordance with the provisions of the Plan after the payment to (or reservation of assets for payment to) all creditors of the Portfolio.

4.   Restriction of Transfer and Redemption of Shares. The proportionate
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interests of stockholders in the assets of the Portfolio shall be fixed on the basis of their respective stockholdings at the close of business on the Effective Date of the Plan. On the Effective Date, the books of the Portfolio shall be closed. Thereafter, unless the books are reopened because the Plan cannot be carried into effect under the laws of the State of Maryland or otherwise, the stockholders' respective interests in the Portfolio' assets shall not be transferable by the negotiation of share certificates.

5.   Liquidation of Assets.   As soon as is reasonable and practicable after the
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Effective Date, all portfolio securities shall be converted to cash or cash equivalents.

6.   Payment of Debts.   As soon as practicable after the Effective Date, the
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Portfolio shall determine and pay, or set aside in cash equivalent, the amount of all known or reasonably ascertainable liabilities incurred or expected to be incurred prior to the date of liquidating distribution provided for in Section 7, below.

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7.   Liquidating Distribution.     As soon as possible after the Effective Date
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of the Plan, and in any event within 14 days thereafter, the Portfolio shall mail the following to each stockholder of record of the Portfolio on the Effective Date: (1) to each stockholder not holding stock certificates of the Portfolio, a liquidating distribution equal to the stockholder's proportionate interest in the net assets of the Portfolio; (2) to each stockholder holding stock certificates of the Portfolio, a confirmation showing such stockholder's proportionate interest in the net assets of the Portfolio with an advice that such stockholder will be paid in cash upon return of the stock certificate; and
(3) information concerning the sources of the liquidating distribution.

8.   Management and Expenses of the Portfolio Subsequent to the Liquidating
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Distribution.  The Portfolio shall bear all expenses allocable to it in carrying
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out this Plan of Liquidation and Dissolution including, but not limited to, all printing, legal, accounting, custodian and transfer agency fees, and the expenses of any reports to or meeting of Stockholders. Any expenses and liabilities allocable to the Portfolio subsequent to the mailing of the liquidating distribution will be borne by C. S. McKee & Co., Inc., the Portfolio's investment adviser.

9.   Power of Board of Directors.  The Board, and subject to the Directors, the
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officers, shall have authority to do or authorize any or all acts and things as provided for in the Plan and any and all such further acts and things as they may consider necessary or desirable to carry out the purposes of the Plan, including the execution and filing of all certificates, documents, information returns, tax returns and other papers which may be necessary or appropriate to implement the Plan. The death, resignation or disability of any director or any officer of the Fund shall not impair the authority of the surviving or remaining directors or officers to exercise any of the powers provided for in the Plan.

10.  Amendment of Plan.  The Board shall have the authority to authorize such
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variations from or amendments of the provisions of the Plan as may be necessary or appropriate to effect the marshalling of Portfolio assets allocable to and the dissolution, complete liquidation and termination of the existence of the Portfolio, and the distribution of the net assets allocable to stockholders of the Portfolio in accordance with the laws of the State of Maryland and the purposes to be accomplished by the Plan.


UAM FUNDS, INC. on behalf of
McKee U.S. Government Portfolio
For the Board of Directors



By: _______________________
    Name:  James F. Orr III
    Title: Chairman


Accepted:

C. S. MCKEE & CO., INC.


By: _____________________
    Name:
    Title:

January 29, 2001



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